UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017

Diego Pellicer Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-189731	33-1223037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9030 Seward Park Ave S. #501, Seattle, WA 98118

Registrant’s telephone number, including area code: (516) 900-3799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement.

On February 3, 2017, Diego Pellicer Worldwide, Inc. (the “Company”) received from Diego Pellicer, Inc., a Washington corporation (“Diego Washington”) the signed Second Amended and Restated Agreement and Plan of Merger, dated June 7, 2016, by and between Diego Washington and the Company (the “Second Amendment”). The Second Amendment further amends the original Agreement and Plan of Merger, dated January 23, 2014, between the Company and Diego Washington, previously amended on April 19, 2014.

The Second Amendment provides that when consummating the merger and determining how many Company common shares to issue to the shareholders of Diego Washington in exchange for their Diego Washington shares, Diego Washington shall be valued at three times its then current EBITDA value, less the sum owed to Company investors, calculated to be approximately $958,219.53. The difference shall be the value assigned to all of the issued and outstanding shares of Diego Washington, with each Diego Washington shareholder exchanging his or her Diego Washington shares for an equivalent value of Company common shares, based on their actual value. Previously, the Company planned to issue a set amount of its common shares (1,386,667 shares) to Diego Washington and to issue 1,066,661 Company common shares to Company cash investors, note holders and Series A investors as additional consideration in the merger.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description
Ex. 10.1	Second Amended and Restated Agreement and Plan of Merger of Diego by and between Diego Pellicer, Inc., A Washington Corporation and Diego Pellicer Worldwide, Inc., A Delaware Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Diego Pellicer Worldwide, Inc.

Date: February 6, 2017	By:	/s/ Ron Throgmartin
Ron Throgmartin
Chief Executive Officer